EXHIBIT 1A-11

Alan T. Schiffman, CPA, PC
Financial Strategists Business Consultants
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net Website: alantschiffman.com

The balance sheets of Elegance Brands, Inc. as of December 31, 2018 and June 30, 2019, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2018 and the six months ended June 30, 2019, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that ﬁrm as experts in auditing and accounting.

The balance sheets of Elegance Brands, Inc. as of December 31, 2018 and June 30, 2019, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2018 and the six months ended June 30, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated February 24, 2020, on our audit of the ﬁnancial statements of Elegance Brands, Inc.

February 24, 2020
Naples, Florida